Filed Pursuant To Rule 433

Registration No. 333-275079

January 17, 2024

X/Twitter Post:

Live Address: https://twitter.com/Grayscale/status/1747639407388369354

Text: "$GBTC already having tens of billions in assets puts it in a unique position." Says the @WSJ

For info & disclosures, visit: grayscale.com/gbtc

https://www.wsj.com/finance/currencies/bitcoins-29-billion-hotel-california-8e7d32e0

Link: https://www.wsj.com/finance/currencies/bitcoins-29-billion-hotel-california-8e7d32e0

LinkedIn:

Live Address: https://www.linkedin.com/feed/update/urn:li:share:7153405104618971137/

Text: "While the ETF market is hypercompetitive, with many investors focused on fees, they aren’t the sole consideration. #GBTC already having tens of billions in assets puts it in a unique position."

Read the full The Wall Street Journal article

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Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services LLC is the Marketing Agent for the Trust. An investment in the Trust involves risks, including possible loss of principal. The Trust holds Bitcoin; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust.

https://www.wsj.com/finance/currencies/bitcoins-29-billion-hotel-california-8e7d32e0

Link: https://www.wsj.com/finance/currencies/bitcoins-29-billion-hotel-california-8e7d32e0

Facebook:

Live Address: https://www.facebook.com/460971306029932/posts/879037104223348

Text: "While the ETF market is hypercompetitive, with many investors focused on fees, they aren’t the sole consideration. #GBTC already having tens of billions in assets puts it in a unique position."

Read the full WSJ article

-

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services LLC is the Marketing Agent for the Trust. An investment in the Trust involves risks, including possible loss of principal. The Trust holds Bitcoin; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust.

https://www.wsj.com/finance/currencies/bitcoins-29-billion-hotel-california-8e7d32e0

Link: https://www.wsj.com/finance/currencies/bitcoins-29-billion-hotel-california-8e7d32e0

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.